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Exhibit 99.2

                  NATIONSBANC MONTGOMERY SECURITIES, INC.


November 20, 1997


Board of Directors
Santa Monica Bank
1251 Fourth Street
Santa Monica, CA 90401

Ladies and Gentlemen:

     We hereby consent to the inclusion of our opinion letter dated November 20, 1997 to the Board of Directors of Santa Monica Bank regarding the sale of Santa Monica Bank to Western Bancorp, in the Joint Proxy Statement--Prospectus of Santa Monica Bank and Western Bancorp, which forms a part of the Registration Statement on Form S-4/A of Western Bancorp, and to the references therein to our firm and to our opinion under the headings: SUMMARY -Opinions of Financial Advisors and -Conditions to the Merger; THE MERGER -Background of the Merger, -Reasons for the Merger; Recommendations of the Board of Directors - SMB; and -Opinions of Financial Advisors - SMB; THE MERGER AGREEMENT -Conditions. In giving the foregoing consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of the 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and (ii) that we are experts with respect to any part of the Joint Proxy Statement - Prospectus within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,


                                      NATIONSBANC MONTGOMERY SECURITIES, INC.
                                      San Francisco, California